Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Digital Lifestyles Group, Inc. (formerly, Northgate Innovations, Inc. and LAN Plus Corporation) (the "Company") pertaining to the 2004 Stock Incentive Plan, and the Stock Option Agreement dated January 15, 2004 between the Company and Kent A. Savage, of our report dated April 12, 2002, appearing in the Annual Report on Form 10-K of Digital Lifestyles Group, Inc. (formerly, Northgate Innovations, Inc. and LAN Plus Corporation) for the year ended December 31, 2003.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 5, 2004